EXHIBIT 11

                   OLIVETTI-TELECOM ITALIA JOINT PRESS RELEASE
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       PRESENTED TODAY THE GUIDELINES FOR THE INDUSTRIAL/FINANCIAL PLAN OF
                       THE OLIVETTI-TELECOM ITALIA GROUP


                     TELECOM ITALIA WILL FOCUS ON ITS CORE BUSINESSES AND DEFINES A PLAN FOR DISPOSALS VALUED AT ABOUT (EURO) 6 BILLION. TIGHTER CONTROLS ON COSTS AND INVESTMENTS. TELECOM ITALIA WILL INCREASINGLY OPERATE AS A SUPPLIER OF INTEGRATED SERVICES, WITH A STRONG CUSTOMER FOCUS. OLIVETTI SHARE CAPITAL INCREASE UP TO (EURO) 4 BILLION THROUGH THE ALTERNATIVE SUBSCRIPTION OF SHARES AND CONVERTIBLE BONDS SO AS TO SIGNIFICANTLY REDUCE DEBT. TRONCHETTI: "IN 24 MONTHS, THE GROUP WILL BE STRONGER AND HEALTHIER IN EVERY RESPECT".

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Milan, September 27th, 2001 - The Boards of Olivetti and Telecom Italia met
today and approved the key guidelines of the strategic industrial and financial plan of the Olivetti-Telecom Italia Group. The plan is due to be completed by year-end. The Vice Chairman of Olivetti and Chairman of Telecom Italia, Marco Tronchetti Provera, subsequently will make today a formal presentation of the plan guidelines to the international financial community and to the press.

The Top Management team assembled by Tronchetti includes highly experienced managers: Enrico Bondi and Carlo Buora, Managing Directors; Riccardo Ruggiero, Head of Fixed Telephony operations, Marco De Benedetti, Head of Mobile Telephony operations, and Paolo Dal Pino, Head of Directories, Internet and Media activities.

The new management team will bring an exclusively industrial approach to the running of the Group, ensuring the most effective and timely control of operational performances, costs, purchasing and investments. An approach that reflects the rules of corporate governance of the Telecom Italia Group.

The Telecom Italia Group activities will be tightly focused on its core businesses, with the objective of further enhancing its strong market positioning in Europe. Domestic fixed and mobile telephony will be further strengthened, as well as international mobile telephony also by way of acquisitions and/or alliances; no further acquisitions are planned in the area of international fixed telephony. The Directories and Internet activities associated with fixed and mobile telephony also figure amongst the Group's core businesses. These actions will involve a global review of the business portfolio. The TI Group will increasingly operate as a supplier of integrated services, particularly in some business segments.

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More specifically, as regards the main areas of activity:


o in fixed telephony the objective is to offer "business" customers a broader span of services, via optical fibre-based broad band access; with "mass market" customers, the emphasis will be on DSL technology, using the existing telephone links;

o in mobile telephony the aims are: to increase revenues per customer through the provision of value added services (VAS); to bolster the leadership position in Latin America through the provision of pan-Latin American GSM services; to strengthen European infrastructures and activities;

o In Directories and Internet the aims are: to increase market share and traffic in the access market; to develop synergies with fixed and mobile telephony; to streamline the presence in the BtoB and BtoC Internet portals businesses.

The guiding principle underpinning the management of the Group will be value creation, taking advantage of every business opportunity and technological advance. This objective will be supported by the continuous optimization of the financial structure, based on increased operating cash flows.

Over the next 24 months, the increasing focus on core businesses and the restructuring of business portfolio named above, should allow a series of disposals, considering the current international economic backdrop, of approx. 5 billion Euros at Telecom Italia and of approx. 1 billion Euros at Olivetti. Obviously, this policy of focus will be supported by tighter controls on costs and investments, with savings difficult to estimate today.

As regards Olivetti SpA, its debt situation is well-known, and it will be faced with cost reductions, disposals of non-core activities and the extraordinary operation indicatively summarised below. This operation, presented today in the plan guidelines to the Board of Directors of Olivetti SpA and to be submitted to the Olivetti Shareholders' Meeting convened on October 11, 12 and 13, is based on the alternative subscription of Olivetti shares and convertible bonds, giving right of first underwriting to present holders of shares and convertible bonds, and should allow a reduction in the Company's debt up to 13.5 billion Euros, after the conversion. Given the current state of financial markets and of the international economic situation, the operation necessarily required immediate implementation with a wholly transparent and quick impact on the accounts of the Company, and it was therefore planned in the following manner: a paid up par capital increase of up to 4 billion Euros through:

a) the issue of ordinary shares having a par value of 1 Euro, giving right of first underwriting to the holders of shares and convertible bonds at the rate of 1 new share for each 2 shares/bonds owned, at the price of 1 Euro per share; or, alternatively:

b) the issue, with the same right of first underwriting, of bonds convertible into Olivetti shares at the rate of one share for each bond owned having a


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
      par value of 1 Euro (conversion price 1Euro). The yield of the bond should be between 3% and 4% paid partly annually and partly at maturity.

The bond issue will envisage a non convertibility clause for an initial period the length of which is to be decided. Primary banking institutions are willing to support this operation and Olimpia will subscribe 50% of its quota in shares and 50% in convertible bonds.

                     "Together with our partners" - stated Marco Tronchetti Provera - "we have invested significant financial resources in this Group, with the firm conviction that our commitment to the industrial management of the business will provide a decisive contribution to strengthening one of our country's strategic sectors. We are in the process of finalising the raising of further important resources, aimed at ensuring that the Group will have access to fresh funds, even amidst the instability of the financial markets in the wake of the recent tragic events.

                     We have a highly experienced Top Management team, which is also recognized at international level - Tronchetti added - We have clear programmes as to how and where we must steer the Group's activities. We are strongly motivated to achieve the ambitious goals we have set ourselves, in the interests of shareholders, clients and employees. The stakes are high, but we are absolutely realistic in our belief that we have the skills and the means to win this challenge. We ask our shareholders for their patient trust, as we commit to deliver, over the next 24 months, a stronger and healthier Group in every respect. At the end of the year, we will present our detailed industrial plan currently being developed by the new Top Management team, in order that the market can have a full understanding of the scope of our actions to strengthen the Group".


                                   *    *    *

Furthermore, the Boards of Olivetti and Telecom Italia also passed the following resolutions:

The Olivetti Board of Directors carried a resolution to coopt Mr Marco Tronchetti Provera - Deputy Chairman - Mr Gilberto Benetton - Deputy Chairman - and Mr Carlo Buora - Chief Executive Officer (jointly with Mr Enrico Bondi, who has already been appointed).

In order to permit the entry of the above persons to the Board, the following Directors relinquished their mandates: Mr Pier Luigi Fabrizi - as part of the strengthening of the Group's relations with the Monte dei Paschi di Siena bank of which Mr Fabrizi is Chairman - Mr Luigi Lucchini and Ms Piera Rosiello, who will continue to act as Secretary to the Board.


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
On behalf of the entire Board of Directors and the Board of Statutory Auditors, Olivetti's Chairman Mr Antonio Tesone expressed a warm welcome to the new Directors and sincere thanks to the outgoing Directors.

                                  *    *    *

The Board of Telecom Italia co-opted as new directors Mr Marco Tronchetti Provera, Mr Gilberto Benetton and Mr Carlo Buora, naming Mr Tronchetti Provera as Chairman and Mr Benetton as Vice Chairman.

The Board of Telecom Italia also agreed to ask its shareholders meeting to authorise a buy-back of Telecom Italia shares (ordinary and/or savings) with the objective of improving liquidity, facilitating ongoing trading in the shares and ensuring that the share price in the market better reflects the intrinsic value of the stock. Any such buy-back will be made within the limits of the law and in such a way as to ensure equal treatment for all shareholders, for an amount of up to (euro)1.5 billion. The authorisation wOuld last for 18 months from the moment of approval by the shareholders' meeting.

The acquisition price of each share should be no more than 15% above or below the median market price on the Borsa Italiana in the three trading sessions prior to any single operation. Any shares acquired will be able to be sold or exchanged, including in relation to eventual stock option plans.

The Telecom Italia Board then approved the calling of ordinary and extraordinary general shareholders' meetings to take place on the first call on 2nd November 2001 and on the second call on 3rd November 2001 with the following agenda:

As regards the ordinary general meeting:

o        the nomination of the Board;

o the approval for a buy-back program with the possibility to resell the shares purchased;

o        the approval of the auditors' fees for Pricewaterhouse Coopers S.p.A.
         in relation to their work on the Group's first half accounts and on the Group accounts for the financial year 2000.

As regards the extraordinary general meeting:

Modification of articles 2 (transfer of the head office), 10 (the Board), 14 and 15 (legal representation and the delegation of powers), 17 (conditions related to the holding of the Board of Statutory Auditors), 18 (location of shareholder meetings) of the Legal Statute.


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                                   DISCLAIMER

                     An Offer for Shares or Bonds is not being made, and will not be made, directly or indirectly, in, or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, the United States of America or any other country. This includes, but is not limited to, facsimile transmission, electronic mail, telex, telephone and the Internet. Accordingly, copies are not being, and must not be, mailed or otherwise transmitted or distributed in or into the United States of America or other Countries. This is not an offer of securities for sale in the United States of America or other Countries.













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